Exhibit 99.01

Orban
1525 Alvarado St. | San Leandro CA 94577 USA
+1 510.351.3500 | +1 510.351.0500 fax | www.orban.com

CRL Systems, Inc.
1302 W. Drivers Way | Tempe AZ 85284 USA
+1 480.403.8300 | +1 480.403.8302 fax

Orban-Europe GmbH
Businesspark Monreposstr. 55
71634 Ludwigsburg Germany
+49 7141 22 66 0 | +49 7141 22 66 7 | www.orban-europe.com
N E W S    R E L E A S E
For Immediate Release
For further information contact:
David Rusch, 480.403.8322
drusch@orban.com
Circuit Research Labs, Inc. Reports Record Profit for Quarter Ended June 30, 2005
Tempe, Ariz., August 19, 2005 — Circuit Research Labs, Inc. (OTCBB: CRLI.OB) — listed number 192 on Deloitte’s Technology Fast 500 in North America.
Earnings for the three and six months ended June 30, 2005 were approximately $2,619,000 and $2,438,000, respectively, compared to a net loss of $264,000 and a net loss of $301,000 for the same periods in 2004. The increase for the three and six months ended is due to restructuring the company’s loans with Harman International Industries, Inc. (NYSE: HAR) announced October 12, 2004, where the Company was able to record approximately $2,043,000 of income. The increase was also due, in part, to the increased operational profit attributable to the increase in net sales. In exchange for restructuring its debt owed by the Company, we issued common stock representing approximately 19% of our total shares to Harman Pro North America, Inc.. The restructure will allow the Company to save approximately $824,000 in interest annually.
Operating revenue for the three and six months ended June 30, 2005 was $612,000 and $712,000, respectively, compared to $22,000 and $276,000 for the same periods in 2004. The change is primarily attributed to the increase in sales along with the Company’s ability to keep costs down as a percentage of sales which is due in part to the variable component of operating expenses associated with the manufacturing of its products.
For the three and six months ended June 30, 2005, the Company will report net sales of approximately $4.4 million and $7.6 million, respectively, compared to $3.1 million and $6.4 million for the same periods in 2004 reflecting an increase of 42% and 19%, respectively. The increases were primarily attributed to the introduction of the Company’s newest flagship product, Optimod-FM 8500, in January 2005, along with increased overall demand in its higher end FM processors.
Charles Jayson Brentlinger, the Company’s President and Chief Executive Officer, commented, “Finally! Patience and perseverance have prevailed, allowing us to generate a profit for the company. I feel this sets the stage for a healthier, more stable financial environment.”
Robert McMartin, Vice President and Chief Financial Officer, continued, “With the restructure behind us, we can now focus on broadening our market and providing our customers with even better service. We can now work toward refining our operations to meet future demands.”

Circuit Research Labs, Inc. Forward-Looking Statements
This news release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management’s anticipation of future events is based upon assumptions regarding levels of competition, research and development results, raw material markets, the markets in which the company operates, and stability of the regulatory environment. Any of these assumptions could prove inaccurate; and therefore, there can be no assurance that the forward-looking information will prove to be accurate.
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About Circuit Research Labs, Inc.
Circuit Research Labs, Inc. is a manufacturer of high-quality digital and analog audio processing, transmission encoding, and noise reduction equipment. Circuit Research Labs, Inc. now accounts for the majority of the global market for radio, TV and Internet audio processing. As technology evolves, Circuit Research Labs continues to innovate with state-of-the-art audio processing products for DAB, DTV and streaming media. The Company purchased Orban® in May of 2000. Orban was founded in 1970 by Bob Orban, who is the world’s foremost expert in transmission audio processing for broadcast. Orban leads the industry in the design and manufacture of audio processors for radio, television and Internet broadcasting. Recognized for its standard-setting Optimod® digital audio processors and the Opticodec® codecs, the Orban name has become synonymous with reliable, high performance products. Today, its versatile audio processing equipment and codecs are the products of choice in fast-paced production environments worldwide.
For more information contact David Rusch at phone +1 480 403-8300, fax +1 480 403-8301 or e-mail: drusch@orban.com. Information is also available at www.orban.com and www.orban-europe.com.
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